Exhibit 99.1

Press Release	For more information contact:
For immediate release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Record Fourth Quarter and Fiscal 2003 Financial Results

EMERYVILLE, CA — (February 4, 2004) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fourth quarter and fiscal year ended January 3, 2004. For the quarter, Pixar earned $83.9 million, or $1.44 per diluted share, on revenues of $164.8 million. This compares to earnings of $17.0 million, or $0.31 per diluted share, on revenues of $39.4 million, achieved in the fourth quarter of 2002.

For the fiscal year ended January 3, 2004, Pixar earned $124.8 million, or $2.17 per diluted share, on revenues of $262.5 million. These results compare to earnings of $90.0 million, or $1.68 per diluted share, on revenues of $201.7 million for the full year ended December 28, 2002.

“We are thrilled to report the most profitable quarter and full year in Pixar’s history,” said Pixar CEO Steve Jobs. “Pixar has created five of the most successful animated films of all time – including Finding Nemo, the highest grossing animated film in history – and we are extremely excited about our next film, The Incredibles, which premieres this November.”

Fiscal year 2003 results exceeded the company’s previous guidance of approximately $1.76 per diluted share, largely because of the greater than anticipated performance of Finding Nemo during the fourth quarter. As of the year-end, Finding Nemo had generated worldwide box office receipts of $792 million and domestic home video sales of 24.8 million units. Since that time, the film has been released in all of its scheduled international markets and has continued to climb to a worldwide box office of $850 million.

The company will discuss its fourth quarter and fiscal year 2003 earnings results during the conference call to be held today, Wednesday, February 4, 2004 at 5:00 p.m. Eastern Time, 2:00 p.m. Pacific Time. The call, hosted by Pixar’s chairman and chief executive officer, Steve Jobs, and executive vice president and chief financial officer, Ann Mather, can be accessed by dialing 888-428-4479 (U.S.) or 612-288-0329 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be provided through Monday, February 9, 2004 until midnight Eastern Time. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 719023.

Pixar will also provide live audio streaming of its fourth quarter and full-year 2003 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios
Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original films in the medium of computer animation. Pixar has created and produced five of the most successful and beloved animated films of all time: Academy Award®-winning Toy Story (1995); A Bug’s Life (1998); Golden Globe-winner Toy Story 2 (1999); the Academy Award®-winning Monsters, Inc. (2001); and the Academy Award®-nominated Finding Nemo (2003), the highest-grossing animated film of all time. To date, Pixar’s five films have earned more than $2.5 billion at the worldwide box office and sold over 150 million DVDs and videos. The Northern California studio’s next two films are The Incredibles (November 5, 2004) and Cars (holiday 2005).

This release contains forward-looking information regarding Pixar’s targeted release dates for Pixar’s future films and actual results may differ materially. Factors that could cause delays in the release of our films include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements; (3) personnel availability; (4) external political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2002 Form 10-K and 2003 Third Quarter Form 10-Q, particularly the sections on risks, for important factors that could cause actual results to differ.

###

Pixar Animation Studios
Condensed Statements of Income
(in thousands, except per share data)

	Quarter		Twelve Months
	Ended		Ended

	January 3,	December 28,	January 3,	December 28,
	2004	2002	2004	2002

Revenue:
Film	$161,345	$37,880	$250,383	$193,591
Software	3,437	1,504	12,115	8,133

Total revenue	164,782	39,384	262,498	201,724

Cost of revenue:
Film	23,012	7,772	38,029	41,003
Software	2	122	29	531

Total cost of revenue	23,014	7,894	38,058	41,534

Gross profit	141,768	31,490	224,440	160,190

Operating expenses:
Research and development	3,325	1,874	15,311	8,497
Sales and marketing	653	476	2,422	1,334
General and administrative	2,839	3,322	12,783	9,677

Total operating expenses	6,817	5,672	30,516	19,508

Income from operations	134,951	25,818	193,924	140,682
Other income, net	1,895	2,663	10,517	10,342

Income before income taxes	136,846	28,481	204,441	151,024
Income tax expense	52,973	11,518	79,673	61,074

Net income	$83,873	$16,963	$124,768	$89,950

Basic net income per share	$1.52	$0.33	$2.30	$1.78
Diluted net income per share	$1.44	$0.31	$2.17	$1.68
Shares used in computing basic net income per share	55,338	51,902	54,219	50,473
Shares used in computing diluted net income per share	58,442	55,284	57,422	53,400

Pixar Animation Studios
Condensed Balance Sheets
(in thousands)

	January 3,	December 28,
	2004	2002

ASSETS
Cash and investments	$521,923	$339,083
Receivables, net	203,794	136,911
Prepaid expenses and other assets	1,047	13,826
Deferred income taxes	51,496	32,719
Property and equipment, net	115,026	117,423
Capitalized film production costs	107,667	92,104

Total assets	$1,000,953	$732,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,803	$2,341
Accrued liabilities	13,007	9,322
Income taxes payable	37,595	—
Unearned revenue	8,038	7,341

Total liabilities	60,443	19,004

Shareholders’ equity:
Common stock	546,999	442,477
Accumulated other comprehensive income	314	2,156
Retained earnings	393,197	268,429

Total shareholders’ equity	940,510	713,062

Total liabilities and shareholders’ equity	$1,000,953	$732,066